Exhibit 99.01

News Release Andrea Prochniak, Investors 212.756.4542 Andrea.Prochniak@alliancebernstein.com	Jonathan Freedman, Media 212.823.2687 Jonathan.Freedman@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Diluted Net Income of $0.40 per Unit
Adjusted Diluted Net Income of $0.41 per Unit
Cash Distribution of $0.41 per Unit

New York, NY, July 31, 2013 – AllianceBernstein L.P. (“AllianceBernstein”) and AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2013.

“The second quarter finished very differently than it began,” said Peter S. Kraus, Chairman and Chief Executive Officer. “The robust equity markets and strong demand for fixed income we experienced early in the quarter gave way to equity market volatility and high investor anxiety over the outlook for interest rates – particularly following the late-May release of US Fed meeting minutes suggesting a potential easing of bond buybacks. As a result, mortgage rates rose quickly, bond flows turned negative and equity flows declined, as investors took to the sidelines. Despite a difficult June, we maintained momentum in our Institutions channel, where gross sales were up for a third straight quarter, to a 12-quarter high. However, flows to our Retail channel – particularly in Asia ex-Japan fixed income – were dramatically affected, and we experienced net outflows for the first time in six quarters.”

Financial Results	2Q 2013	1Q 2013	2Q 2013 vs 1Q 2013	2Q 2012	2Q 2013 vs 2Q 2012
($ millions except per Unit amounts)

AllianceBernstein L.P.

GAAP basis:

Net Revenues	$734	$709	4%	$642	14%

Operating Income	$137	$124	10%	$79	73%

Operating Margin, excl. non-controlling interests	17.7%	17.7%		12.5%

Adjusted basis: (1)

Net Revenues (2)	$598	$577	4%	$546	10%

Operating Income (3)	$133	$126	6%	$88	51%

Operating Margin	22.2%	21.9%		16.1%

AllianceBernstein Holding L.P.

GAAP Diluted Net Income per Unit	$0.40	$0.38	5%	$0.21	90%

Adjusted Diluted Net Income per Unit (1)	$0.41	$0.38	8%	$0.24	71%

Distribution per Unit	$0.41	$0.38	8%	$0.21	95%

(1) See pages 9-10 for reconciliations of GAAP Financial Results to Adjusted Financial Results.
(2) Adjusted net revenues exclude investment gains and losses and dividends and interest on long-term incentive compensation-related investments, and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. They also exclude certain revenues that are reimbursements of pass-through expenses (primarily through our transfer agency).
(3) Adjusted operating income represents operating income on a GAAP basis excluding (1) the impact on net revenues and compensation expense of the mark-to-market gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments), (2) real estate related charges and (3) the net loss or income of consolidated entities attributable to non-controlling interests.

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Kraus continued: “Even with these near-term challenges, our second quarter financial results were strong, and we continued to make progress on our long-term strategy to deliver for clients with our investment performance, diversify and globalize our business, innovate with our offerings, and strengthen our financials. The vast majority of our fixed income assets have outperformed for the three- and five-year time periods, and we’re building better track records in equities. Our Global and US Strategic Value strategies outperformed by more than 500 basis points for the one-year period through June. International Discovery and Emerging Markets Growth have outperformed for the year-to-date, one- and three-year periods. Meanwhile, Small and SMID Cap Value and Select US Equity are top performers across time periods. Greater traction on performance is fueling strong client interest globally. In Institutions, the Europe, Middle East and Africa (EMEA) region and Japan led the way for us in gross sales during the quarter, and we secured new mandates in such diverse areas as Real Estate, Global Credit, US Investment Grade, Emerging Markets Multi-Asset (EMMA) and Select US Equity. In Retail, even with June’s sharp pullback in the Asia ex-Japan region, we had our best first half for gross sales since 2000. Milestones for the quarter include a record-breaking local market launch of our Emerging Markets Corporate Debt Fund in Taiwan and our Fixed Income SMA US platform passing the $1 billion AUM mark. In Private Client, our equity portfolios have performed well for conservative, moderate and growth-oriented clients through the first half, with particular strength in our fund-of-hedge-funds RIC and Strategic Equities offerings. Finally, we remain vigilant on managing expenses and improving our operating leverage, and produced a 22% adjusted margin in the first half of the year. Looking to the second half, we’re focused on how investor concerns about rising interest rates and slowing growth in China and the developing world may adversely affect the bond and equity markets, and the impact that would have on our business. We remain confident, however, that we are providing clients with attractive solutions to meet their strategic investment objectives, and that we’re on the right long-term path to success.”

The firm’s cash distribution per unit of $0.41 is payable on August 29, 2013, to holders of record of AllianceBernstein Holding Units at the close of business on August 12, 2013.

Market Performance

During the second quarter of 2013, the S&P 500 returned 2.9% and the MSCI World Index was up 0.9%. Fixed income markets were down. The Barclays Capital US Aggregate Index returned (2.3)% during the quarter and the Barclays Capital Global Aggregate Index’s total return was (2.8)%.

Assets Under Management ($ Billions)

Total assets under management as of June 30, 2013 were $434.6 billion, down $8.6 billion, or (1.9)%, from March 31, 2013, and up $27.3 billion, or 6.7%, from June 30, 2012.

	Institutions	Retail	Private Client	Total
Assets Under Management 6/30/13	$223.9	$144.4	$66.3	$434.6
Net Flows for Three Months Ended 6/30/13	$4.7	$(3.2)	$(1.3)	$0.2

Total net inflows of $0.2 billion were $2.4 billion lower than the prior quarter and $3.0 billion higher than the prior-year period. Net inflows to the Institutions channel were $4.7 billion, compared to net inflows of $3.3 billion in the first quarter. Institutions gross sales increased 5% sequentially, to $7.7 billion, from the prior quarter’s $7.3 billion. The pipeline of awarded but unfunded Institutional mandates decreased sequentially from $7.8 billion to $4.8 billion at June 30, 2013, as new fixed income and equity additions were more than offset by fundings and revisions during the quarter. The Retail channel experienced second quarter 2013 net outflows of $3.2 billion, a reversal from the prior quarter’s $0.2 billion of net inflows. Retail gross sales decreased 1% sequentially to $14.4 billion from the first quarter’s $14.6 billion. In the Private Client channel, net outflows in the second quarter, which are typically elevated due to tax season, were $1.3 billion, compared to $0.9 billion in net outflows in the first quarter. Private Client gross sales decreased 33% sequentially to $1.2 billion from the prior quarter’s $1.8 billion.

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Second Quarter Financial Results

Revenues:

Net revenues of $734 million increased 14% compared to the second quarter of 2012, driven by investment gains in the current period versus prior-period investment losses and higher distribution revenues on non-US retail products, base fees and Bernstein Research Services revenues. Sequentially, net revenues increased 4%, driven by higher base and performance-based fees, Bernstein Research Services revenues, investment gains and distribution revenues from non-US retail products. Bernstein Research Services revenues increased 12% from the second quarter of 2012 and 5% from the first quarter of 2013, as a result of higher transaction charges experienced in each period.

Adjusted net revenues of $598 million were up 10% compared to the second quarter of 2012, driven primarily by higher Bernstein Research Services revenues and base and performance-based fees, as well as current quarter investment gains compared to prior-period investment losses. Sequentially, adjusted net revenues were up 4%, as higher Bernstein Research Services revenues and base and performance-based fees more than offset lower investment gains.

Expenses:

Operating expenses were $597 million for the second quarter, up 6% year-over-year, driven primarily by higher promotion and servicing and employee compensation and benefits expense, partially offset by lower general and administrative (G&A) expense. Promotion and servicing expense was up from the prior-year period due to higher distribution plan payments in non-US retail markets, trade execution and clearance costs, travel and entertainment costs and marketing expenses.  Employee compensation and benefits expense in the second quarter of 2013 increased compared to the prior-year period as a result of higher incentive compensation accrual and higher commissions. Within G&A, office and occupancy expense and professional fees were lower versus the prior-year period. In addition, in the second quarter of 2013, the Company recorded a net non-cash real estate charge totaling $1.9 million as a result of adjusting a prior period charge in response to weaker market conditions. That compares with a $6.8 million charge in the second quarter of 2012. On a sequential basis, operating expenses were up 2%, driven by higher promotion and servicing and employee compensation and benefits expense. Promotion and servicing costs increased sequentially due to higher travel and entertainment, distribution-related payments in non-US retail markets and marketing costs. Employee compensation and benefits expense was higher due to a higher incentive compensation accrual, higher commissions and higher base compensation.

Adjusted operating expenses were $465 million for the second quarter, up 2% compared to the prior-year period, with higher promotion and servicing and employee compensation and benefits expense partially offset by lower G&A. The year-over-year increase in employee compensation and benefits expense was in line with the increase in adjusted revenues. The increase in promotion and servicing expense was due to higher trade execution, travel and entertainment and marketing expense. Within G&A, the decline was driven by lower office and occupancy expenses and professional fees. Sequentially, adjusted operating expenses were up 3%, primarily driven by higher promotion and servicing and employee compensation and benefits expense. The sequential increase in promotion and servicing expense was due primarily to higher travel and entertainment and marketing expense. Sequentially, compensation and benefits expense increased in line with the increase in adjusted revenues.

Operating income and margin:

The Company reported operating income of $137 million for the second quarter of 2013, compared to $79 million for the second quarter of 2012, and $124 million in the first quarter of 2013. During the second quarter of 2013, the Company recorded a net non-cash real estate charge totaling $1.9 million as a result of adjusting a prior period charge in response to weaker market conditions. That compares with a $6.8 million charge in the second quarter of 2012.

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Adjusted operating income of $133 million increased 51% from the second quarter of 2012, and the adjusted operating margin increased to 22.2% from 16.1%, as higher revenues more than offset higher expenses. On a sequential basis, adjusted operating income increased 6% from $126 million, and the adjusted operating margin increased from 21.9%.

Net income per Unit:

Diluted net income per Unit for the second quarter of 2013 was $0.40 compared to $0.21 for the second quarter of 2012 and $0.38 for the first quarter of 2013.

Adjusted diluted net income per Unit increased to $0.41 from $0.24 in the second quarter of 2012 and from $0.38 in the first quarter of 2013.

Unit Repurchases

AllianceBernstein engages in open-market purchases of Holding Units to help fund anticipated obligations under its incentive compensation award program and for other corporate purposes under a plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The amount of Holding Units AllianceBernstein buys each quarter is subject to SEC regulations, the terms of the 10b5-1 plan and the trading volume of Holding Units on the New York Stock Exchange. In addition, AllianceBernstein purchases Holding Units from employees to allow them to fulfill statutory tax requirements at the time of distribution of long-term incentive compensation awards. During the second quarter of 2013, AllianceBernstein purchased 0.3 million Holding Units for $7.4 million. These amounts reflect open-market purchases of 0.3 million Holding Units for $7.2 million, with the remainder relating to purchases of Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards, offset by Holding Units purchased by employees as part of a distribution reinvestment election.

Effective July 1, 2013, management of AllianceBernstein and Holding retired all unallocated Holding Units in AllianceBernstein’s consolidated rabbi trust. To retire such units, AllianceBernstein delivered the unallocated Holding Units held in its consolidated rabbi trust to Holding in exchange for the same amount of AllianceBernstein units. Each entity then retired their respective units. As a result, on July 1, 2013, each of AllianceBernstein’s and Holding’s units outstanding decreased by approximately 13.1 million units. AllianceBernstein and Holding intend to retire additional units as AllianceBernstein purchases Holding Units on the open market. Holding will then newly issue Holding Units to fund AllianceBernstein’s restricted Holding Unit awards in exchange for newly-issued AllianceBernstein units.

Generally, when a corporate entity repurchases its shares, they no longer are deemed outstanding. Because of our two-tier partnership structure, Holding Units repurchased by AllianceBernstein and held in its consolidated rabbi trust are considered outstanding (unlike repurchased shares of a single corporate entity). Accordingly, management’s decision to retire repurchased Holding Units rather than allowing them to remain outstanding in the rabbi trust more closely aligns the effect of AllianceBernstein’s Holding Unit purchases with that of corporate entities that repurchase their shares.

Second Quarter 2013 Earnings Conference Call Information

Management will review second quarter 2013 financial and operating results during a conference call beginning at

8:00 a.m. (ET) on Wednesday, July 31, 2013. The conference call will be hosted by Peter S. Kraus, Chairman and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.

Parties may access the conference call by either webcast or telephone:

1. To listen by webcast, please visit AllianceBernstein’s Investor Relations website at http://ir.alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.

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2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 19292611.

The presentation that will be reviewed during the conference call will be available on AllianceBernstein’s Investor Relations website shortly after the release of second quarter 2013 financial and operating results on July 31, 2013.

AllianceBernstein will be providing live updates via Twitter during the conference call. To access the tweets, follow AllianceBernstein on Twitter: @AllianceBernstn. Also, in the future, AllianceBernstein may provide public disclosures to investors via Twitter and other appropriate internet-based social media.

A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AllianceBernstein’s website for one week.  An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the U.S., or (404) 537-3406 outside the U.S., and provide the conference ID #: 19292611.

Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AllianceBernstein cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AllianceBernstein undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AllianceBernstein’s Form 10-K for the year ended December 31, 2012 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Form 10-Q, other documents AllianceBernstein files with or furnishes to the SEC, and any other public statements issued by AllianceBernstein, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AllianceBernstein’s financial condition, results of operations and business prospects.

The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The possibility that AllianceBernstein will engage in open market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award program:  The number of Holding Units AllianceBernstein may decide to buy in future periods, if any, to help fund incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit and the availability of cash to make these purchases.

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•
Our continued confidence that our firm is providing clients with attractive solutions to meet their strategic investment objectives, and that we’re on the right long-term path to success: Looking to the second half of 2013, we’re focused on how investor concerns about rising interest rates and slowing growth in China and the developing world may adversely affect the bond and equity markets, and the impact that would have on our business. Also, more generally, changes and volatility in political, economic, capital market or industry conditions can result in changes in demand for our products and services or impact the value of our assets under management, all of which may adversely affect our results of operations.  The actual performance of the capital markets and other factors beyond our control will affect our investment success for clients and asset flows.  Furthermore, improved flows depend on a number of factors, including our ability to deliver consistent, competitive investment performance, which cannot be assured, conditions of financial markets, consultant recommendations, and changes in our clients’ investment preferences, risk tolerances and liquidity needs.

•
Our anticipation that cumulative write-offs relating to our global real estate consolidation program targeting approximately 510,000 square feet of office space will remain in our previously announced range of $225 million to $250 million: Any charges we record are based on our current assumptions regarding sublease marketing periods, costs to prepare the properties to market, market rental rates, broker commissions and subtenant allowances/incentives, all of which are factors largely beyond our control.  If our assumptions prove to be incorrect, we may be forced to record additional charges beyond our previously announced range of $225 million to $250 million.

Qualified Tax Notice

This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b).  Please note that 100% of AllianceBernstein Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business.  Accordingly, AllianceBernstein Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, currently 39.6%.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At June 30, 2013, AllianceBernstein Holding L.P. owned approximately 38.1% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 64.3% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AllianceBernstein L.P. (The Operating Partnership)
SUMMARY CONSOLIDATED STATEMENTS OF INCOME  |  June 30, 2013

	Three Months Ended
$ thousands, unaudited	6/30/13	3/31/13	6/30/12
Revenues:
Base fees	$453,573	$440,357	$420,021
Performance fees	5,492	3,480	3,842
Bernstein research services	114,771	109,685	103,008
Distribution revenues	120,775	118,745	97,137
Dividend and interest income	4,534	4,446	4,981
Investment gains (losses)	8,350	6,951	(10,852)
Other revenues	27,455	26,300	24,844
Total revenues	734,950	709,964	642,981
Less: Interest expense	675	842	818
Net revenues	734,275	709,122	642,163
Expenses:
Employee compensation & benefits	306,487	301,235	272,821
Promotion & servicing
Distribution-related payments	111,386	109,280	86,120
Amortization of deferred sales commissions	10,325	11,074	10,171
Other	56,332	50,992	51,775
General & administrative
General & administrative	104,461	105,289	129,310
Real estate charge	1,935	638	6,787
Interest on borrowings	793	983	892
Amortization of intangible assets	5,902	5,433	5,540
Total expenses	597,621	584,924	563,416

Operating income	136,654	124,198	78,747

Income taxes	9,564	11,167	5,838

Net income	127,090	113,031	72,909

Net (loss) income of consolidated entities attributable to non-controlling interests	6,376	(1,485)	(1,276)
Net Income Attributable to AllianceBernstein Unitholders	$120,714	$114,516	$74,185

Operating margin(1)	17.7%	17.7%	12.5%

(1)	Operating income excluding net (loss) income attributable to non-controlling interests as a percentage of net revenues.

AllianceBernstein Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

	Three Months Ended
$ thousands except per Unit amounts, unaudited	6/30/13	3/31/13	6/30/12
Equity in Net Income Attributable to AllianceBernstein Unitholders	$45,440	$42,997	$27,803
Income Taxes	5,164	4,766	6,464
Net Income	$40,276	$38,231	21,339

Additional Equity in Earnings of Operating Partnership (1)	341	243	-
Net Income - Diluted	$40,617	$38,474	$21,339
Diluted Net Income per Unit	$0.40	$0.38	$0.21
Distribution per Unit	$0.41	$0.38	$0.21

(1)	To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

AllianceBernstein L.P. and AllianceBernstein Holding L.P.
UNITS OUTSTANDING AND WEIGHTED AVERAGE UNITS OUTSTANDING

		Weighted Average Units
	Period End	Three Months Ended 6/30/13
	Units	Basic	Diluted
AllianceBernstein L.P.	278,374,893	278,209,433	279,460,192
AllianceBernstein Holding L.P.	105,952,081	100,888,713	102,139,472

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT  |  June 30, 2013
($ billions)

Ending and Average	Three Months Ended
	6/30/13	6/30/12
Ending Assets Under Management	$434.6	$407.3
Average Assets Under Management	$445.9	$411.1

Three-Month Changes By Distribution Channel

	Institutions	Retail	Private Client	Total
Beginning of Period	$225.1	$150.4	$67.7	$443.2
Sales/New accounts	7.7	14.4	1.2	23.3
Redemptions/Terminations	(3.2)	(15.9)	(2.0)	(21.1)
Net Cash Flows	0.2	(1.7)	(0.5)	(2.0)
Net Flows	4.7	(3.2)	(1.3)	0.2
Investment Performance	(5.9)	(2.8)	(0.1)	(8.8)
End of Period	$223.9	$144.4	$66.3	$434.6

Three-Month Changes By Investment Service

	Equity Active	Equity Passive (1)	Total Equity	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Total Fixed Income	Other (2)	Total
Beginning of Period	$98.8	$43.8	$142.6	$226.0	$30.9	$8.3	$265.2	$35.4	$443.2
Sales/New accounts	4.0	0.1	4.1	17.2	1.4	0.2	18.8	0.4	23.3
Redemptions/Terminations	(5.7)	(0.4)	(6.1)	(13.4)	(1.2)	(0.2)	(14.8)	(0.2)	(21.1)
Net Cash Flows	(1.6)	0.3	(1.3)	(1.4)	(0.4)	0.1	(1.7)	1.0	(2.0)
Net Flows	(3.3)	-	(3.3)	2.4	(0.2)	0.1	2.3	1.2	0.2
Investment Performance	0.7	0.6	1.3	(9.0)	(0.8)	(0.2)	(10.0)	(0.1)	(8.8)
End of Period	$96.2	$44.4	$140.6	$219.4	$29.9	$8.2	$257.5	$36.5	$434.6

(1) Includes index, enhanced index and factor-based strategies.  (2) includes asset allocation services and other alternative investments.

 By Client Domicile

	Institutions	Retail	Private Client	Total
U.S. Clients	$132.2	$83.2	$65.2	$280.6
Non-U.S. Clients	91.7	$61.2	$1.1	154.0
Total	$223.9	$144.4	$66.3	$434.6

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AllianceBernstein L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS

	Three Months Ended
$ thousands, unaudited	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12

Net Revenues, GAAP basis	$734,275	$709,122	$704,607	$708,158	$642,163	$681,809
Exclude:
Long-term incentive compensation-related investment (gains) losses	(818)	(6,029)	(2,385)	(6,374)	7,619	(15,570)
Long-term incentive compensation-related dividends and interest	(196)	(269)	(1,222)	(300)	(344)	(380)
90% of consolidated venture capital fund investment losses (gains)	(6,602)	1,220	2,027	3,634	907	(7,686)
Distribution-related payments	(111,386)	(109,280)	(106,322)	(94,779)	(86,120)	(79,869)
Amortization of deferred sales commissions	(10,325)	(11,074)	(11,167)	(10,658)	(10,171)	(8,267)
Pass-through fees & expenses	(7,022)	(6,868)	(7,737)	(25,617)	(7,917)	(7,738)
Adjusted Net Revenues	$597,926	$576,822	$577,801	$574,064	$546,137	$562,299

Operating Income (Loss), GAAP basis	$136,654	$124,198	$78,194	$(55,821)	$78,747	$101,245
Exclude:
Long-term incentive compensation-related investment (gains) losses	(818)	(6,029)	(2,385)	(6,374)	7,619	(15,570)
Long-term incentive compensation-related dividends and interest	(196)	(269)	(1,222)	(300)	(344)	(380)
Long-term incentive compensation-related mark-to-market vesting expense (credit)	408	5,605	1,892	5,986	(7,030)	14,009
Long-term incentive compensation-related dividends and interest expense	928	722	1,145	582	711	152
Net impact of long-term incentive compensation-related items	322	29	(570)	(106)	956	(1,789)
Real estate charges	1,935	638	38,896	168,086	6,787	9,269
Sub-total of non-GAAP adjustments	2,257	667	38,326	167,980	7,743	7,480
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	6,376	(1,485)	(2,300)	(4,003)	(1,276)	7,264
Adjusted Operating Income	$132,535	$126,350	$118,820	$116,162	$87,766	$101,461

Operating Margin, GAAP basis excl. non-controlling interests	17.7%	17.7%	11.4%	n/m	12.5%	13.8%

Adjusted Operating Margin	22.2%	21.9%	20.6%	20.2%	16.1%	18.0%

AllianceBernstein Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU

	Three Months Ended
$ thousands except per Unit amounts, unaudited	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Net Income (Loss) - Diluted, GAAP basis	$40,617	$38,474	$26,192	$(23,142)	$21,339	$26,699
Impact on net income of AllianceBernstein non-GAAP adjustments	840	214	13,573	59,589	2,838	2,741
Adjusted Net Income - Diluted	$41,457	$38,688	$39,765	$36,447	$24,177	$29,440

Diluted Net Income (Loss) per Holding Unit, GAAP basis	$0.40	$0.38	$0.26	$(0.23)	$0.21	$0.26
Impact of AllianceBernstein non-GAAP adjustments	0.01	-	0.14	0.59	0.03	0.03
Adjusted Diluted Net Income per Holding Unit	$0.41	$0.38	$0.40	$0.36	$0.24	$0.29

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AllianceBernstein L.P.
Notes to Condensed Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues exclude investment gains and losses and dividends and interest on long-term incentive compensation-related investments, and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests.  In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues.  We believe the offset of distribution-related payments from net revenues is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues.  We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues.  During the third quarter of 2012, we offset sub-advisory payments to third parties against performance-based fees earned on the Public-Private Investment Program (PPIP) fund we managed. These fees have no impact on operating income, but they do have an impact on our operating margin.  As such, we exclude these fees from adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a GAAP basis excluding (1) the impact on net revenues and compensation expense of the mark-to-market gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (2) real estate charges and (3) the net loss or income of consolidated entities attributable to non-controlling interests.

Prior to 2009, a large proportion of employee compensation was in the form of long-term incentive awards that were notionally invested in AllianceBernstein investment services and generally vested over a period of four years. AllianceBernstein economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments have vested as of year-end 2012 and the investments have been distributed to the participants, except for those investments with respect to which the participant elected a long-term deferral. The investments’ appreciation or depreciation is recorded within investment gains and losses on the income statement, as well as increasing or decreasing compensation expense. Because this plan is economically hedged, management believes it is useful to reflect the offset achieved from hedging the investments’ market exposure in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on long-term incentive compensation-related investments included in revenues and compensation expense.

Real estate charges have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Most of the net income or loss of consolidated entities attributable to non-controlling interests relates to the 90% limited partner interests held by third parties in our consolidated venture capital fund.  We own a 10% limited partner interest in the fund.  Because we are the general partner of the venture capital fund and are deemed to have a controlling interest, U.S. GAAP requires us to consolidate the financial results of the fund.  However, recognizing 100% of the gains or losses in operating income while only retaining 10% is not reflective of our underlying financial results at the operating income level.  As a result, we are excluding the 90% limited partner interests we do not own from our adjusted operating income.  Similarly, net income of joint ventures attributable to non-controlling interests, although not significant, is excluded because it does not reflect the economic interest attributable to AllianceBernstein.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period and to compare our performance to industry peers without the volatility noted above in our discussion of adjusted operating income.  Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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